Exhibit 3.1

GROWLIFE, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, GrowLife, Inc. a Delaware corporation (the “Company”), DOES HEREBY CERTIFY:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) confers upon the Board of Directors of the Company (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof.

WHEREAS, on November 9th, 2022, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series A Preferred Stock, comprised initially of 1,800 shares and such resolution has not been modified and is in full force and effect on the date hereof:

THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.0001 per share, of the Company is hereby created and that the designation and number of shares thereof and the powers, preferences, and rights of the shares of such series, and the qualifications, limitations, and restrictions thereof are as follows:

Section 1. Designation and Number.

The shares of such series shall be designated as the Series A Preferred Stock (the “Series A Preferred”). The number of shares initially constituting the Series A Preferred shall be 1,800. The terms of Series A Preferred shall not be amended except with the consent of the holders of a majority of the outstanding Series A Preferred voting as one class.

Section 2. Dividends and Distributions.

The Company shall not declare, pay, or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred then outstanding shall first receive a dividend in any amount as declared by the Board of Directors in its sole and absolute discretion.

Section 3. Voting.

Except as otherwise expressly set forth herein or as required by law, the Series A Preferred shall not entitle the holders thereof to vote on any matter submitted for shareholder action, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 5. Liquidation.

Upon any liquidation distributions to the stockholders of the Company, any such distribution shall be distributed among the holders of Common Stock, Series A Preferred and any other class or series of preferred stock of the Company entitled to participate with the Common Stock in a liquidating distribution, pro rata in proportion to the shares of Common Stock then held by them and the maximum number of shares of Common Stock which they would have the right to acquire upon conversion of shares of Series A Preferred held by them pursuant to Section 6 and Section 7 (assuming the full conversion of all Common Stock Equivalents then held by them). Written notice of any Liquidation, stating the payment date, the amount of any related distribution and the place where said distribution shall be payable, shall be given to the holders of record of Series A Preferred not less than ten (10) days prior to the consummation of such liquidation, in accordance with the provisions of Section 8(a).

Section 6. Conversion.

(a)          Optional Conversion. Subject to the limitations set forth in Section 6(c) below, the holder of any shares of the Series A Preferred Stock shall have the right at such holder’s option, at any time and from time to time at any time following the issue date and without the payment of any additional consideration, to convert any or all of such shares of the Series A Preferred Stock into fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) at the applicable Conversion Ratio (as provided in Section 6(b) below) upon the terms hereinafter set forth. The holder of any shares of the Series A Preferred Stock may exercise the conversion right specified in Section 6(a) by surrendering or causing to be surrendered to the Company the certificate or certificates, if any, representing the shares of the Series A Preferred Stock to be converted, accompanied by written notice (the “Conversion Notice”) specifying the number of such shares to be converted. The day such Conversion Notice is duly received by the Company, in accordance of the terms and conditions set for herein shall be deemed the “Conversion Date”.

(b)          Conversion Ratio. The number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each share of Series A Preferred shall be equal to the product obtained by multiplying each such share of Series A Preferred being converted by 1,000 (subject to adjustment in the event of any stock split, stock dividend, combination, recapitalization, reorganization, reclassification, or other similar event as set forth herein, the “Conversion Ratio”).

(c)          Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Series A Preferred held by any holder shall not be convertible by such holder, and the Company shall not effect a conversion of any Series A Preferred held by such holder, to the extent (but only to the extent) that such holder, or any of its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the then-issued and outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether the Series A Preferred held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a holder to convert Series A Preferred, or of the Company to issue shares of Common Stock to such holder, pursuant to this Section 6(c) shall have any effect on the applicability of the provisions of this Section 6(c) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 6(c), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined solely by the holder in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and the Company shall not be responsible to the holder for determining or confirming that any such calculation is in compliance with Section 13(d) of the Exchange Act. Each holder shall have the sole responsibility for any preparing and filing any schedules required to be filed in accordance therewith. The provisions of this Section 6(c) shall be implemented in a manner otherwise in strict conformity with the terms of this Section 6(c) to correct this Section 6(c) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 6(c) shall apply to a successor holder of Series A Preferred. The holders of Common Stock shall be third-party beneficiaries of this Section 6(c) and the Company may not waive this Section 6(c) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a holder, the Company shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to the other transactions. By written notice to the Company, any holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder.

Notwithstanding anything contained in this Section 6(c) to the contrary, the holder may, at its option and in its sole discretion, determine (A) whether the Series A Preferred held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates) and (B) of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) on any basis, order, or amounts for conversion, exercise or exchange (as the case may be).

(d)          Mechanics of Conversion.

i.            Delivery of Certificate Upon Conversion. As soon as practicable after the Conversion Date, the Company shall deliver, or cause to be delivered to each holder a certificate or certificates, which will contain any restrictive legends required by the Securities Act, representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred then held by such holder. Upon written request of a holder, the Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 6 electronically through the Depository Trust Company or another established clearing Company performing similar functions. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of Common Stock of record on the Conversion Date.

ii.           Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series A Preferred, not less than such aggregate number of shares of the Common Stock as are issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred. The Company covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iii.          Transfer Taxes. Any transfer, documentary stamp or similar taxes arising on account of a conversion of any shares of Series A Preferred shall be the responsibility of and paid by the Company unless the holder shall designate any third party as the issuee of the shares of Common Stock resulting from such conversion. In such event, the holder or the issuee will be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion. The Company will not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof will have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d)          Record holder. The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares on the Conversion Date until the subsequent transfer thereof.

Section 7. Certain Adjustments.

(a)          Stock Dividends and Stock Splits. If the Company, at any time while Series A Preferred is outstanding: (i) pays a stock dividend (whether or not referenced as a forward stock split or equivalent) or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other common stock equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split or otherwise) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately after such event and of which the denominator will be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision or combination. The provisions of this Section 7(a) shall similarly apply to successive actions contemplated by clauses (i), (ii) and (iii) above.

(b)          Fundamental Transaction. If, at any time while Series A Preferred is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed, pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange, pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (any such event, a “Fundamental Transaction”), then each holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (assuming the full conversion of all shares of Series A Preferred then held by them), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”), at the same time as the holders of Common Stock receive such consideration. If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then each holder shall be given the same choice as to the Alternate Consideration it shall receive in such Fundamental Transaction.

(c)          Calculations. All calculations under this Section 7 will be made to the nearest share or the nearest cent, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date will be the number of shares of Common Stock (excluding any treasury shares of the Company) actually issued and outstanding.

(d)          Notice to the holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Company shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Company, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Ratio that shall be in effect after such adjustment.

Section 8. Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and delivered personally, by facsimile, electronic mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address of its principal office or such other address as the Company may specify for such purposes by notice to the holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, electronic mail, or sent by a nationally recognized overnight courier service addressed to each holder at the address of such holder appearing on the books of the Company, or if no such address appears on the books of the Company, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or upon actual receipt by the party to whom such notice is required to be given.

(b)          Lost or Mutilated Series A Preferred Certificate. If a holder’s Series A Preferred certificate, if any, becomes mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company and any of additional documentation the transfer agent of the Company may require.

(c)          Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The Company and, by accepting Series A Preferred, each holder agrees that all legal proceedings concerning the interpretation, enforcement, and defense of the transactions contemplated by this Certificate of Designation (whether brought against the Company or a holder or their respective affiliates, directors, officers, stockholders, employees, or agents) may be commenced only in the state and federal courts sitting in City of Wilmington, Delaware. The Company and, by accepting Series A Preferred, each holder hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, or such courts are improper or inconvenient venue for such proceeding. The Company and, by accepting Series A Preferred, each holder hereby irrevocably waives personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and, by accepting Series A Preferred, each holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Company or any holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d)          Waiver. Any waiver by the Company or a holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders. The failure of the Company or a holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a holder must be in writing.

(e)          Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f)          Status of Converted Series A Preferred. If any shares of Series A Preferred shall be converted or reacquired by the Company, such shares shall resume the status of authorized but unissued preferred stock of the Company, but shall not be reissued.

(g)          Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the holders.

(h)          Amendment. The terms of this Certificate of Designation shall not be amended except with the consent of the holders of a majority of the outstanding Series A Preferred voting as one class.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company as of this 17th day of November, 2022.

GROWLIFE, INC.

Date: November 17, 2022	/s/ David Dohrmann
	By:	David Dohrmann
	Its:	Chief Executive Officer